Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-198888, 333-201434, and 333-201436) and on Forms S-8 (Nos. 333-216585, 333-176438, 333-183290, and 333-209614) of American Midstream Partners, LP of our report dated March 13, 2017 relating to the financial statements, and the effectiveness of internal control over financial reporting which appears in JP Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Current Report on Form 8-K/A of American Midstream Partners, LP.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 24, 2017